As filed with the Securities and Exchange Commission on April 30, 2021

Registration No. 333-217867

Registration No. 333-178506

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3 Registration No. 333-217867

Form S-3 Registration No. 333-178506

UNDER

THE SECURITIES ACT OF 1933

RigNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	76-0677208
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

15115 Park Row Blvd., Suite 300, Houston, Texas	77084-4947
(Address of Principal Executive Offices)	(Zip Code)

Brad Eastman

Senior Vice President and General Counsel

RigNet, Inc.

15115 Park Row Blvd., Suite 300

Houston, Texas 77084-4947

(281) 674-0100

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

RigNet, Inc. (the “Registrant”) is filing this Post-Effective Amendment to the following registration statements on Form S-3 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold or otherwise unissued under the Registration Statements:

•

Registration Statement on Form S-3, File No. 333-217867, filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2017, registering 4,750,000 shares of common stock offered by the selling stockholder named therein; and

•

Registration Statement on Form S-3, File No. 333-178506, filed with the SEC on December 15, 2011, as amended, registering 8,037,713 shares of common stock offered by certain selling stockholders named therein.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated December 20, 2020, by and among the Registrant, Viasat, Inc., a Delaware corporation (“Viasat”), and Royal Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Viasat (“Acquisition Sub”), Acquisition Sub merged with and into the Registrant, with the Registrant continuing as the surviving entity and a wholly owned subsidiary of Viasat (the “Merger”). The Merger became effective on April 30, 2021 (the “Effective Time”).

As a result of the Merger, any offering pursuant to the Registration Statements has been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, RigNet, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 30th day of April, 2021.

RigNet, Inc.

By:	/s/ Brad Eastman
Brad Eastman
Senior Vice President and General Counsel

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.